Exhibit 99.1

FIRST BANCSHARES, INC. ANNOUNCES THIRD QUARTER FISCAL 2010 RESULTS

Mountain Grove, Missouri (May 14, 2010) – First Bancshares, Inc. (“Company”) (NASDAQ - FstBksh : FBSI), the holding company for First Home Savings Bank (“Bank”), today announced earnings for the third quarter of its fiscal year ending June 30, 2010.

For the quarter ended March 31, 2010, the Company had a net loss of $109,000, or $(0.07) per share – diluted, compared to a net loss of $243,000, or $(0.16) per share – diluted for the comparable period in 2009.  The decreased loss in the third quarter of fiscal 2010 compared to the loss in the third quarter of fiscal 2009 was primarily attributable to a decrease in the provision for loan losses between the quarters from $642,000 in 2009 to $63,000 in 2010. Additionally, net interest income increased by $2,000, while non-interest expense decreased by $43,000. These items were partially offset by a decrease of $386,000 in non-interest income and by a decrease of $105,000 in the income tax benefit recorded in the 2010 period compared to an income tax benefit recorded in the 2009 period.

Net interest income increased by $2,000 during the quarter ended March 31, 2010 compared to the same period in the prior year. This was the result of a decrease of $594,000, or 43.5%, in interest expense from $1.4 million in the third quarter of fiscal 2009 to $773,000 in the comparable quarter of fiscal 2010, which was partially offset by a decrease of $592,000, or 20.1%, in interest income from $2.9 million in the fiscal 2009 quarter to $2.4 million in the fiscal 2010 quarter. The decrease in interest expense was the result of a decrease in the average cost on interest-bearing liabilities from 2.69% in the 2009 period to 1.75% in the 2010 period, and by a decrease of $16.9 million in the average balance of interest-bearing liabilities from $203.8 million in 2009 to $176.9 million in 2010. The decrease in interest income was the result of a decrease in the average yield on interest-earning assets from 5.41% in the 2009 period to 4.86% in the 2010 period, and by a decrease in the average balance of interest-earning assets of $23.9 million from $218.1 million in 2009 to $194.2 in 2009. The changes in yields and costs are the result of the general decline in market interest rates that has accompanied the financial and general economic crisis that has evolved over the past two years.

During the quarter ended March 31, 2010, the Company recorded a provision for loan losses of $63,000, compared to a provision for loan losses of $643,000 for the same quarter in 2009. This represents a decrease of $580,000, or 89.1%, between the two periods. During the quarter ended March 31, 2010, there was only one loan that required an additional loss provision. The loan related to the 2004 sale of a line of business by SCMG, Inc., a wholly-owned subsidiary of the Company, to a third party. As part of the sale SCMG, Inc. took a note secured by real estate. When SCMG, Inc. foreclosed on the loan, it was determined that the remaining net loan balance exceeded the fair value of the real estate by approximately $63,000 which resulted in the provision. This is in contrast to the quarter ended March 31, 2009, when a significant number of businesses, to whom the Bank had extended credit, experienced slow payment or non-payment from existing customers, reductions in business from existing customers and a lack of new business. The resulting cash flow problems resulted in delinquencies, bankruptcies and other issues for these loan customers. Accordingly, during the quarter ended March 31, 2009, the Bank recorded a provision for loan losses of $643,000.

There was a decrease of $386,000 in non-interest income during the quarter ended March 31, 2010 compared to the quarter ended March 31, 2009. The $386,000 decrease between the two periods resulted primarily from a decrease in service charges and other fee income of $108,000, a decrease in profit on the sale of loans of $143,000, a decrease of $20,000 in income from Bank Owned Life Insurance, and a decrease of $2,000 in other non-interest income. In addition, during the 2009 period there was a profit on the sale of investments of $143,000, which did not recur during the 2010 period, and there was a net loss of $13,000 on gain (loss) on the sale of property and equipment and real estate owned during the 2010 period compared to a net gain of $5,000 in the 2009 period. These items were partially offset by a decrease of $47,000 in the provision for losses on real estate owned between periods. The decrease in service charges and other fee income seems to be indicative of the financial services industry as a whole with account holders taking greater care that they do not incur overdraft charges on their accounts. The decrease in gain on the sale of loans resulted from the closing of the loan production office in the quarter ended June 30, 2009. While the Company still originates loans for sale in the secondary market, no loans were sold during the quarter ended March 31, 2010. The reduction in income on BOLI was attributable to the surrender of the BOLI policies, the final proceeds of which were received in September 2009.

Non-interest expense decreased by $42,000 during the quarter ended March 31, 2010 compared to the same quarter one year earlier.  There were decreases in compensation and benefits, occupancy and equipment expense and professional fees of $173,000, $36,000 and $11,000, respectively. These decreases were partially offset by an increase of $71,000 in deposit insurance premiums and by an increase in other expense of $107,000. The decreases in compensation and benefits and occupancy and equipment expense are primarily the result of ongoing cost reduction and containment efforts begun by current management. The increase in deposit insurance premiums was the result of increased rates on deposit insurance. The increase in other operating expense was the result of a loss of $124,000 related to a deposit account transaction. While management believes the amount will be recovered, it was necessary to record the transaction as a loss until recovery takes place.

During the quarter ended March 31, 2010, an income tax benefit of $52,000 was recorded, compared to an income tax benefit of $156,000 for the quarter ended March 31, 2009. The difference in the provision between the two periods was primarily due to the difference in pre-tax loss.

For the nine months ended March 31, 2010, the Company had net income of $137,000, or $0.09 per share – diluted, compared to a net loss of $3.0 million, or $(1.94) per share – diluted for the comparable period in 2009.  Net income in the first nine months of fiscal 2010 compared to a net loss in the first nine months of fiscal 2009 was primarily attributable to a provision for loan losses of $63,000 in the 2010 period compared to a provision of $5.0 million in the 2009 period. In addition, there was a decrease of $692,000 in non-interest expense. These items were partially offset by decreases of $359,000 in net interest income and $951,000 in non-interest income between the periods and a $1.2 million shift in income taxes from a benefit of $1.0 million in the 2009 period to a tax provision of $198,000 in the 2010 period.

Net interest income decreased by $359,000 during the nine months ended March 31, 2010 compared to the comparable period in the prior year. This was the result of a decrease of $2.1 million, or 21.6%, in interest income from $9.6 million in the first nine months of fiscal 2009 to $7.5 million in the first nine months of fiscal 2010. This was partially offset by a decrease of $1.7 million, or 40.0%, in interest expense from $4.3 million in the fiscal 2009 period to $2.6 million in the fiscal 2010 period.  The decrease in interest income was the result of a decrease in the average yield on interest-earning assets from 5.74% in the 2009 period to 5.00% in the 2010 period and by a decrease in the average balance of interest-earning assets of $21.9 million from $221.4 million in 2009 to $199.5 in 2010. The decrease in interest expense was the result of a decrease in the average cost on interest-bearing liabilities from 2.79% in the 2009 period to 1.87% in the 2010 period and by a decrease of $20.9 million in the average balance of interest-bearing liabilities from $202.9 million in 2009 to $182.0 million in 2010. The changes in yields and costs are the result of the general decline in market interest rates that has accompanied the financial and general economic crisis that has evolved over the past two years.

The provision for loan losses for the nine months ended March 31, 2010 was $63,000 compared to $5.0 million for the nine months ended March 31, 2009. The $5.0 million provision for the nine months ended March 31, 2009 was the result of an in depth review and analysis of the Bank’s loan portfolio brought about by a continually deteriorating economy, a change in management and the departure of several loan officers. The review, which began in November 2008 and continue through the quarter ended March 31, 2009, focused primarily on commercial real estate loans, multi-family real estate loans, development loans and commercial business loans. During the nine month period ended March 31, 2010, there was only one loan which required recording an additional reserve. For information regarding this loan, see the above discussion regarding the provision for losses during the three months ended March 31, 2010.

There was a decrease of $951,000 in non-interest income during the nine months ended March 31, 2010 compared to the same period in the prior year. This was the result of decreases in service charges and other fee income, gain on the sale of loans and income from BOLI of $319,000, $301,000 and $116,000, respectively. In addition, there was an increase in the provision for loss on real estate owned increased from $64,000 during the 2009 period to $135,000 during the 2010 period, and there was a gain on the sale of investments available-for-sale of $143,000 during the 2009 period which did not recur during the 2010 period. These reductions in non-operating income were partially offset a gain of $38,000 on the sale of property and equipment and real estate owned. The decrease in gain on the sale of loans resulted from the closing of the loan production office in the quarter ended June 30, 2009. The reduction in income on BOLI was attributable to the surrender of the BOLI policies, the final proceeds of which were received in September 2009.

Non-interest expense decreased by $692,000 during the nine months ended March 31, 2010 to $5.7 million compared to $6.4 million for the same period one year earlier.  The decrease resulted from decreases in compensation and benefits, occupancy and equipment expense, professional fees and other operating expense of $563,000, $213,000, $9,000 and $188,000, respectively. The decreases in compensation and benefits and occupancy and equipment expense are primarily the result of cost reduction and containment efforts begun by current management. The increase in deposit insurance premiums was due to increased rates on deposit insurance.

During the nine months ended March 31, 2010, the Company recorded a tax provision of $198,000, compared to a benefit of $1.0 million during the nine months ended March 31, 2009. The difference was primarily attributable to the difference in pre-tax income. However, the pre-tax loss of $4.0 million during the nine months ended March 31, 2009 was reduced on an after tax basis as a result of the decision to cash in the Bank’s BOLI, which required an offsetting tax provision of approximately $562,000. This increase in the tax provision was required because income recorded on the BOLI had been non-taxable, so no tax provision had been previously recorded.

Total consolidated assets at March 31, 2010 were $213.8 million, compared to $229.9 million at June 30, 2009, representing a decrease of $16.1 million, or 7.0%.  Stockholders’ equity at March 31, 2010 was $24.0 million, or 11.2% of assets, compared with $23.8 million, or 10.3% of assets, at June 30, 2009.  Book value per common share increased to $15.47 at March 31, 2010 from $15.32 at June 30, 2009. The increase in equity was primarily attributable to net income of $137,000 for the nine month period. There was also an increase of $75,000, net of taxes, in the market value of available-for-sale securities.

Net loans receivable decreased $19.7 million, or 14.8%, to $113.5 million at March 31, 2010 from $133.2 million at June 30, 2009. The decrease in net loans receivable was due to a general decrease in the demand for loans resulting from more challenging economic conditions both nationally and within the Bank’s primary market area. In addition, $2.1 million in loans were charged off during the nine month period and $3.7 million of loans was transferred to real estate owned or repossessed assets during the period. Customer deposits decreased $8.6 million, or 4.5%, to $180.6 million at March 31, 2010 from $189.2 million at June 30, 2009. Retail repurchase agreement balances decreased by $178,000, or 3.1%, to $5.5 million at March 31, 2010 from $5.7 million at June 30, 2009.

Non-performing assets increased by $150,000 to $5.2 million during the first nine months of fiscal 2010 from $5.0 million at June 30, 2009. There were increases of $2.3 million in real estate owned and repossessed assets and $136,000 in loans delinquent 90 days or more and still accruing. These increases were partially offset by a decrease of $2.3 million non-accrual loans. While there was a 3.0% increase in non-performing assets during the nine months ended March 31, 2010, management believes that there was no single item or group of items the resolution of which will result in material loss to the Company.  Based on its analysis of delinquent loans, non-performing loans and classified loans, management believes that the Company’s allowance for loan losses of $2.0 million at March 31, 2010 was adequate to absorb known and inherent risks in the loan portfolio at that date. At March 31, 2010 the allowance for loan losses was 183.5% of non-performing loans as compared to 132.6% at June 30, 2009.

As was discussed in the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”) on September 28, 2009, the Company and the Bank are operating under Cease and Desist Orders with the Office of Thrift Supervision. In management’s opinion, all items required by the Company and the Bank under these orders through the nine month period ended March 31, 2010 have been completed and/or complied with.

As of March 31, 2010 the Bank continues to meet all applicable regulatory capital requirements and the Bank remains “well capitalized” under applicable regulations.

First Bancshares, Inc. is the holding company for First Home Savings Bank, a FDIC-insured savings bank chartered by the State of Missouri that conducts business from its home office in Mountain Grove, Missouri, and ten full service offices in Marshfield, Ava, Gainesville, Sparta, Springfield, Theodosia, Crane, Galena, Kissee Mills and Rockaway Beach, Missouri.

The Company and its wholly-owned subsidiaries, First Home Savings Bank and SCMG, Inc. may from time to time make written or oral “forward-looking statements,” including statements contained in its filings with the SEC, in its reports to stockholders, and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements with respect to the Company’s beliefs, expectations, estimates and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control. Such statements address the following subjects: future operating results; customer growth and retention; loan and other product demand; earnings growth and expectations; new products and services; credit quality and adequacy of reserves; results of examinations by our bank regulators, our compliance with the Cease and Desist Orders, technology, and our employees. The following factors, among others, could cause the Company’s financial performance to differ materially from the expectations, estimates and intentions expressed in such forward-looking statements: the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Federal Reserve Board; inflation, interest rate, market, and monetary fluctuations; the timely development and acceptance of new products and services of the Company and the perceived overall value of these products and services by users; the impact of changes in financial services’ laws and regulations; technological changes; changes in consumer spending and savings habits; the demand for mortgage loans; and the success of the Company at managing and collecting assets of borrowers in default and managing the risks of the foregoing.

The foregoing list of factors is not exclusive. Additional discussion of factors affecting the Company’s business and prospects is contained in the Company’s reports filed with the SEC, including the Annual Report on Form 10K for the fiscal year ended June 30, 2009 with the SEC. The Company does not undertake, and expressly disclaims any intent or obligation, to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

Contact:  Thomas M. Sutherland, CEO - (417) 926-5151

Financial Highlights
(In thousands, except per share amounts)

	Quarter		Nine Months
	Ended March 31,		Ended March 31,
	2010	2009	2010	2009
Operating Data:

Total interest income	$2,351	$2,942	$7,509	$9,575

Total interest expense	773	1,367	2,564	4,271

Net interest income	1,578	1,575	4,945	5,304

Provision for loan losses	63	643	63	5,023

Net interest income after provision
for loan losses	1,515	932	4,882	281

Non-interest income	337	723	1,203	2,154

Non-interest expense	2,012	2,054	5,749	6,440

Income (loss) before income tax	(160)	(399)	336	(4,005)

Income tax expense (benefit)	(51)	(156)	199	(1,002)

Net income	$(109)	$(243)	$137	$(3,003)

Net income per share-basic	$(0.07)	$(0.16)	$0.09	$(1.94)

Net income per share-diluted	$(0.07)	$(0.16)	$0.09	$(1.94)

	At	At
	March 31,	June 30,
Financial Condition Data:	2010	2009

Total assets	$213,794	$229,915

Loans receivable, net	113,512	133,162

Non-performing assets	5,169	5,019

Cash and cash equivalents, including
interest-bearing deposits	16,075	29,218

Investment securities	69,587	53,536

Customer deposits	180,648	189,218

Borrowed funds	8,536	15,713

Stockholders' equity	23,984	23,764

Book value per share	$15.47	$15.32